77L  Changes in accounting principles and practices

Liberty Municipal Money Market Fund

The Liberty Municipal Money Market Fund (Fund) has proposed to revoke its ss.171(c) election under the
 Internal Revenue Code, thus changing its accounting method for premium amortization.




REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Shareholders and Board of Trustees of Liberty Funds Trust IV

In planning and performing our audits of the financial statements of Liberty Counselor Select
Income Portfolio (formerly, Colonial Counselor Select
Income Portfolio), Liberty Counselor Select Balanced
Portfolio (formerly, Colonial Counselor Select
Balanced Portfolio), and Liberty Counselor Select
Growth Portfolio (formerly, Colonial Counselor
Select Growth Portfolio) (collectively, the "Funds")
(three of a series constituting Liberty Funds
Trust IV [the "Trust"]), for the year ended November 30,
 2000, we considered the Funds' internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control.

The management of the Trust is responsible for establishing and maintaining internal control.
In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls.
Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants.
A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of November 30, 2000.

This report is intended solely for the information and use of management, the Board of Trustees of Liberty Funds Trust IV, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

Boston, Massachusetts
March 19, 2001